UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☐
Filed by a Party other than the Registrant	☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

OCEAN POWER TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

PARAGON TECHNOLOGIES, INC.

HESHAM M. GAD

SHAWN M. HARPEN

JACK H. JACOBS

SAMUEL S. WEISER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On February 2, 2024, Paragon Technologies, Inc. issued a press release relating to Ocean Power Technologies, Inc., a copy of which is set forth below:

Paragon Urges Individual Investors to Stand Up to Corporate Greed, Entrenchment and Deception by Ignoring OPT’s White Proxy Card

EASTON, PA / ACCESSWIRE / February 2, 2024 / Paragon Technologies, Inc. (“Paragon”), a diversified holding company, owning approximately 4.8% of the outstanding shares of Ocean Power Technologies, Inc. (NYSE American:OPTT), (“Company”) (“OPT”), asks OPT shareholders to disregard and ignore any white proxy card or phone calls from OPT soliciting their votes.

This week, unable to get enough shareholder support, OPT’s Board postponed their annual meeting. Desperate to win the election by misleading shareholders, OPT may reach out to you by phone, email, or regular mail with more misleading statements about Paragon and the annual meeting in an attempt to capture your vote.

We urge all OPT shareholders to disregard ALL these messages from OPT and NOT to vote on ANY white proxy card. They have ignored YOU for years; now it is your turn to ignore them and show them who they are accountable to.

Here are the REAL facts:

•	During the past 3 plus years under CEO Stratmann and a newly composed Board, OPT shares have declined by approximately 90% percent.
•	Nearly every single day, OPT shares are declining and will likely continue to do so under the current strategy and misleading statements about the condition of the Company.
•	A significant portion of shares that support OPT are institutional funds investing other people’s money who typically vote according to bureaucratic mandates rather than the well-being of actual shareholders.

How can ANYONE vote for a Board that has lost their shareholders 90% of their capital in three years, while that same Board and CEO shamelessly give themselves significant raises and bonuses?

Here are some facts about Paragon Technologies and its nominees:

•	Since Hesham (‘Sham’) Gad was appointed CEO of Paragon Technologies and its automation subsidiary, Paragon shares have increased by nearly 800%.
•	Almost all of Paragon’s shareholders are individual investors, not institutions investing. We have created meaningful, market-beating value for the average investors who rely and trust on the good faith of management.

If you have voted ‘For’ or ‘Withhold’ on the WHITE proxy, it is not too late to change your vote. Please reach out to us and we will get you a BLUE proxy card.

OPT shares are trading for 29 cents today! We believe there is a real scenario that OPT shares will have little value a year from now. Protect your investment by entrusting OPT in the hands of proven, qualified directors who have delivered sustainable value for YOU, the individual investor.

Your voice matters. Protect your investment by disregarding any communication from OPT about voting the WHITE proxy card. After years of permanently destroying shareholder value and after Paragon publicly expressed its grave concerns, the CEO and Board have still failed to stop the continuous decline in the share price.

Please email us at ir@pgntgroup.com with any questions about how to vote your BLUE proxy card.

We appreciate the support from shareholders thus far. If shareholders have any questions, please contact our Proxy Solicitor, Alliance Advisors at:

Alliance Advisors
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Toll-Free Phone: 855-200-8651
Email: OPTT@allianceadvisors.com

No matter how many shares you hold, we would like to hear from you. Please email us at ir@pgntgroup.com if you need any help in voting your BLUE proxy.

By voting on Paragon’s BLUE universal proxy card, you can send a message to OPTthat you do not support their actions in relation to the Annual Meeting and attempting to block the recognition of Paragon’s nominees.

OPT has said that it will disregard proxy votes in favor of Paragon’s director nominees. Whether OPT may lawfully disregard Paragon’s director nominees is an issue that Paragon expects will be resolved by the Delaware courts.

Stockholders should review the section of Paragon’s proxy statement titled “Questions And Answers Relating To This Proxy Solicitation--Why is OPT saying it will disregard Paragon’s director nominations, and how does that impact proxies that stockholders provide to Paragon?”

###

Paragon Technologies, Inc., together with the other participants named herein, has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and an accompanying proxy card soliciting votes for the election of director nominees at the “2023” annual meeting of shareholders of Ocean Power Technologies, Inc., a Delaware corporation (the “company”).

Paragon Technologies, Inc. is the beneficial owner of 2,639,853 shares of common stock of the company, par value $0.001 per share (“common stock”).

Paragon Technologies, Inc., and Paragon’s director nominees Hesham M. Gad, Shawn M. Harpen, Jack H. Jacobs, and Samuel S. Weiser, are the participants in the proxy solicitation. Mr. Gad, Executive Chairman of Paragon’s Board of Directors and Chief Executive Officer of Paragon, and Messrs. Jacobs and Weiser, directors of Paragon, may be deemed to beneficially own the shares of the company’s common stock held by Paragon. Ms. Harpen does not own beneficially or of record any securities of the company. Updated information regarding the participants and their direct and indirect interests in the solicitation, by security holdings or otherwise, has been and will be included in Paragon’s proxy statement and other materials filed with the SEC.

SHAREHOLDERS OF THE COMPANY SHOULD READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION RELATING TO THE COMPANY’S ANNUAL MEETING, PARAGON’S SOLICITATION OF PROXIES AND PARAGON’S NOMINEES TO THE BOARD. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM PARAGON TECHNOLOGIES, INC. REQUESTS FOR COPIES SHOULD BE DIRECTED TO PARAGON’S PROXY SOLICITOR.